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Statement  Regarding  Computation  of  Per  share  Earnings

(Unaudited)
(in  thousands  except  per  share  data)

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
                                         Three Months Ended   Three Months Ended
                                          December 31, 1997    December 31, 1998
                                         ------------------  -------------------
Basic
Average Common Shares outstanding                     3,071               4,496

Net income (loss)                                   $   196             $    (6)

Per Share Amount                                    $   .06             $   .00

Diluted
Average Common Shares outstanding                     3,071               4,496

Net effect of dilutive
  stock options based
  on the treasury stock
  method using the average
  market price                                          226                 134

Assumed conversion of
  Preferred Shares                                      450                 -0-

Total                                                 3,747               4,630

Net income (loss)                                   $   196             $    (6)

Per share amount                                    $   .05             $   .00
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